Exhibit 99.1

Nuvve Updates Shareholders on Compliance Measures

San Diego (September 24, 2024) /PRNewswire/ — Nuvve Holding Corp. (Nasdaq: NVVE), a leader in vehicle-to-grid (V2G) technology, has issued a letter to shareholders regarding actions taken to regain compliance with Nasdaq’s Bid Price Rule.

Nuvve recently executed a 1-for-10 reverse stock split, resulting in 652,727 shares outstanding. The Company encourages shareholders to protect their shares against market manipulation through actions such as holding shares in cash accounts and requesting “no loan” status.

For shareholder letter: https://nuvve.com/shareholder-letter/

For more information, contact investors@nuvve.com.

About Nuvve Holding Corp. Nuvve (Nasdaq: NVVE) transforms electric vehicles into grid resources, driving the transition to a net-zero future. Learn more at nuvve.com